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                                                                    EXHIBIT 21.1


Subsidiaries of the Registrant

Christiansen, Fritsch, Giersdorf, Grant and Sperry, Inc. (Washington), "Cf2GS" Northern Lights Interactive Inc. (Delaware)
Northern Lights Interactive Inc. (Ontario, Canada)
TN Technologies Limited (Hong Kong)
TN Technologies Limited (United Kingdom)